Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Darren Daugherty
Director, Investor Relations
(281) 492-5370
DIAMOND OFFSHORE ANNOUNCES
THIRD QUARTER 2011 RESULTS
Houston, Texas, October 20, 2011 — Diamond Offshore Drilling, Inc. (NYSE:DO) today reported net income for the third quarter of 2011 of $256.9 million, or $1.85 per share on a diluted basis, compared with net income of $198.5 million, or $1.43 per share on a diluted basis, in the same period a year earlier. Revenues in the third quarter of 2011 were $878.2 million, compared with revenues of $799.7 million in the third quarter of 2010.
“We are pleased with our third quarter results, which reflect continued strength in the market,” said Larry Dickerson, President and Chief Executive Officer of Diamond Offshore. “Since the second quarter, we added 14 new contracts, totaling 18 rig years or $1.4 billion of revenue backlog.”
“We continue to execute on initiatives to contain operating costs and minimize unplanned rig repair downtime,” said Dickerson. “Additionally, results benefited from revenues related to the mobilization of a rig from Brazil to the Gulf of Mexico and a shift of some planned downtime into the fourth quarter.”
CONFERENCE CALL
Diamond Offshore will host a conference call to discuss third quarter results on Thursday, October 20, 2011 beginning at 9:00 a.m. Central Daylight Time. A live webcast of the call will be available online on our Company’s website, www.diamondoffshore.com. Those interested in participating in the question and answer session should dial 800-247-9979, or for international callers, 973-321-1100. The conference ID number is 13267272. An online replay will also be available on www.diamondoffshore.com following the call.
ABOUT DIAMOND OFFSHORE
Diamond Offshore provides contract drilling services to the energy industry and is a leader in deepwater drilling. Additional information on Diamond Offshore and access to the Company’s SEC filings is available on the Internet at www.diamondoffshore.com.

FORWARD-LOOKING STATEMENTS
Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website www.diamondoffshore.com. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.
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DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Contract drilling	$861,511	$748,998	$2,520,030	$2,405,175
Revenues related to reimbursable expenses	16,666	50,726	54,032	76,833

Total revenues	878,177	799,724	2,574,062	2,482,008

Operating expenses:
Contract drilling, excluding depreciation	391,369	350,555	1,141,739	1,008,551
Reimbursable expenses	16,206	50,313	52,443	75,397
Depreciation	101,175	99,117	303,523	297,265
General and administrative	14,879	16,999	48,976	50,502
Bad debt expense (recovery)	4,734	(2,048)	(5,413)	(5,946)
Gain on disposition of assets	(463)	(32,392)	(4,344)	(33,425)

Total operating expenses	527,900	482,544	1,536,924	1,392,344

Operating income	350,277	317,180	1,037,138	1,089,664

Other income (expense):
Interest income	2,024	395	3,565	2,154
Interest expense	(15,874)	(22,567)	(60,144)	(66,221)
Foreign currency transaction gain (loss)	(1,442)	3,724	(4,603)	194
Other, net	(136)	(166)	(232)	(287)

Income before income tax expense	334,849	298,566	975,724	1,025,504

Income tax expense	(77,995)	(100,042)	(201,672)	(311,734)

Net Income	$256,854	$198,524	$774,052	$713,770

Income per share:
Basic	$1.85	$1.43	$5.57	$5.13

Diluted	$1.85	$1.43	$5.57	$5.13

Weighted average shares outstanding:
Shares of common stock	139,027	139,027	139,027	139,026
Dilutive potential shares of common stock	14	10	21	55

Total weighted average shares outstanding	139,041	139,037	139,048	139,081

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,
	2011	2010
REVENUES
High Specification Floaters	$464,512	$305,335
Intermediate Semisubmersibles	350,409	380,438
Jack-ups	46,540	63,133
Other	50	92

Total Contract Drilling Revenue	$861,511	$748,998

Revenues Related to Reimbursable Expenses	$16,666	$50,726

CONTRACT DRILLING EXPENSE
High Specification Floaters	$188,071	$148,503
Intermediate Semisubmersibles	153,416	154,731
Jack-ups	43,281	43,940
Other	6,601	3,381

Total Contract Drilling Expense	$391,369	$350,555

Reimbursable Expenses	$16,206	$50,313

OPERATING INCOME
High Specification Floaters	$276,441	$156,832
Intermediate Semisubmersibles	196,993	225,707
Jack-ups	3,259	19,193
Other	(6,551)	(3,289)
Reimbursable expenses, net	460	413
Depreciation	(101,175)	(99,117)
General and administrative expense	(14,879)	(16,999)
Bad debt (expense) recovery	(4,734)	2,048
Gain on disposition of assets	463	32,392

Total Operating Income	$350,277	$317,180

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$348,003	$464,393
Marketable securities	801,931	612,346
Accounts receivable, net of allowance for bad debts	622,949	609,606
Prepaid expenses and other current assets	157,389	177,153

Total current assets	1,930,272	1,863,498
Drilling and other property and equipment, net of accumulated depreciation	4,605,748	4,283,792
Long-term receivable	—	35,361
Other assets	303,215	544,333

Total assets	$6,839,235	$6,726,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$372,961	$626,288
Long-term debt	1,495,765	1,495,593
Deferred tax liability	519,980	542,258
Other liabilities	189,914	201,133
Stockholders’ equity	4,260,615	3,861,712

Total liabilities and stockholders’ equity	$6,839,235	$6,726,984

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES
AVERAGE DAYRATES AND UTILIZATION

	Third Quarter		Second Quarter		Third Quarter
	2011		2011		2010
	Dayrate	Utilization	Dayrate	Utilization	Dayrate	Utilization
	(Dayrate in thousands)
High Specification Floaters	$380	93%	$364	94%	$364	56%
Intermediate Semis	$268	68%	$266	76%	$280	76%
Jack-ups	$84	44%	$82	60%	$82	60%